Exhibit 99.1

Revisions to Quarterly Report for the quarter ended March 31, 2006

1. In our consolidated balance sheets, we revised the following numeric values:
Description	Period	Corrected Value

Additional paid-in capital	March 31, 2006	$ 25,940,941
Accumulated (deficit) during development stage	December 31, 2005	34,010,063
Accumulated (deficit) during development stage	March 31, 2006	(34,661,173)

In addition, we changed the following section of the consolidated balance sheets, with the corrected values shown in bold:
STOCKHOLDERS' EQUITY (DEFICIT):	December 31, 2005	March 31, 2006
Preferred stock, $0.0001 par value; none and 10,000,000 shares authorized;
none issued or outstanding at December 31, 2005 and March 31,
2006 respectively

Common stock, $.0001 par value; 493,000,000 shares authorized and
330,458,313 shares issued and outstanding at December 31, 2005; $.0001 par value, 493,000,000 shares authorized at
March 31, 2005 and 340,813,359 shares issued and outstanding at March 31, 2006	$ 33,047	$ 34,081

2. In our statements of operations, we revised the following numeric values:
Description	Period	Corrected Value

Hardware and software sales	Cumulative from inception	$ 94,100
Maintenance and support fees	Three months ended March 31, 2005	2,837
Maintenance and support fees	Cumulative from inception	18,791
Total Revenue	Three months ended March 31, 2005	2,837
Total Revenue	Cumulative from inception	117,641
Cost of Revenues	Three months ended March 31, 2005	2,140
Cost of Revenues	Cumulative from inception	76,837
Gross Profit	Cumulative from inception	40,804
General and administrative	Cumulative from inception	23,053,820
Selling and marketing	Cumulative from inception	2,304,589
Research and development	Cumulative from inception	6,210,393
Total operating expenses	Cumulative from inception	31,568,802
Loss from operations	Cumulative from inception	(31,527,998)
Interest expense	Cumulative from inception	(2,976,258)
Total other income (expenses)	Cumulative from inception	(3,379,389)
Loss before benefit for income taxes and minority interest	Cumulative from inception	(34,907,387)
Loss before minority interest	Cumulative from inception	(34,907,387)
Net Loss	Cumulative from inception	$ (34,661,173)
Weighted average number of common shares outstanding	Three months ended March 31, 2006	338,795,677
Weighted average number of common shares outstanding	Cumulative from inception	144,912,102

3. In our statements of cash flows, we revised the following numeric values:

Description	Period	Corrected Value

Net Loss	Three months ended March 31, 2005	$ (1,170,481)
Net Loss	Cumulative from inception	(34,661,173)
Depreciation and amortization	Three months ended March 31, 2005	4,875
Depreciation and amortization	Cumulative from inception	139,068
Stock issued or to be issued, in lieu of cash for professional services	Three months ended March 31, 2005	86,394
Stock issued or to be issued, in lieu of cash for professional services	Cumulative from inception	8,701,195
Stock options and warrants issued in lieu of cash for professional services and compensation	Three months ended March 31, 2005	184,649
Stock options and warrants issued in lieu of cash for professional services and compensation	Three months ended March 31, 2006	103,470
Stock options and warrants issued in lieu of cash for professional services and compensation	Cumulative from inception	5,282,909
Loss on write-down of Inventory	Cumulative from inception	13,822
Accounts receivable (net)	Three months ended March 31, 2005	50
Inventory	Three months ended March 31, 2005	(206)
Inventory	Cumulative from inception	(166,299)
Prepaid expenses	Three months ended March 31, 2005	(4,006)
Prepaid expenses	Cumulative from inception	22,725
Promissory notes	Three months ended March 31, 2005	37,268
Promissory notes	Three months ended March 31, 2006	41,140
Promissory notes	Cumulative from inception	1,159,006
Accounts payable and accrued expenses	Three months ended March 31, 2005	(114,385)
Accounts payable and accrued expenses	Three months ended March 31, 2006	15,988
Accounts payable and accrued expenses	Cumulative from inception	2,417,163
Accrued compensation	Three months ended March 31, 2005	119,312
Accrued compensation	Three months ended March 31, 2006	4,374
Accrued compensation	Cumulative from inception	1,579,782
Deferred revenue	Three months ended March 31, 2005	(2,837)
Deferred revenue	Cumulative from inception	9,705
Due to stockholders and officers	Three months ended March 31, 2005	(17,687)
Due to stockholders and officers	Cumulative from inception	266,260
Convertible notes	Three months ended March 31, 2005	435,041
Convertible notes	Cumulative from inception	2,297,413
Net cash used in operating activities	Three months ended March 31, 2005	(442,025)
Net cash used in operating activities	Three months ended March 31, 2006	(357,840)
Net cash used in operating activities	Cumulative from inception	(7,310,988)
Net proceeds from stock to be issued	Three months ended March 31, 2005	1,000
Net proceeds from stock to be issued	Cumulative from inception	546,500
Repayment of promissory note	Cumulative from inception	(158,000)
Proceeds from issuance of debentures and promissory notes	Three months ended March 31, 2005	441,000
Proceeds from issuance of debentures and promissory notes	Cumulative from inception	3,126,492
Net cash provided by financing activities	Three months ended March 31, 2005	442,000
Net cash provided by financing activities	Three months ended March 31, 2006	362,000
Net cash provided by financing activities	Cumulative from inception	7,865,565
NET CHANGE IN CASH	Cumulative from inception	11,032
CASH, END OF PERIOD	Cumulative from inception	11,032
Issuance of stock in exchange for notes payable	Three months ended March 31, 2005	461,250
Issuance of stock in exchange for notes payable	Cumulative from inception	1,885,663
Stock issued as a reduction of the liability for stock to be issued	Three months ended March 31, 2005	1,407,920
Stock issued as a reduction of the liability for stock to be issued	Cumulative from inception	4,147,998

4. In Note B. Summary of Significant Accounting Policies we deleted the text and added:

Share-Based Payment

Effective January 1, 2006 the Company adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), "Share-Based Payment" ("SFAS 123R"), which requires the measurement and recognition of compensation cost at fair value for all share-based payments including stock options. The adoption of SFAS 123R did not have an impact on the Company’s financial position or results of operations as the Company had previously followed the fair value method under SFAS No. 123.

5. Also in Note B. Recent Accounting Pronouncements we deleted the text and added:

In February 2006, the FASB issued Statement of Financial Accounting Standards No. 155, "Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140" which is effective for fiscal years beginning after September 15, 2006. This statement was issued to clarify the application of FASB Statement No. 133 to beneficial interests in securitized financial assets and to improve the consistency of accounting for similar financial instruments, regardless of the form of the instruments. The provisions of SFAS 155 are not expected to have an impact recorded at adoption.

In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140", which is effective for fiscal years beginning after September 15, 2006. this statement was issued to simplify the accounting for servicing rights and to reduce the volatility that results from using different measurement attributes. We have evaluated the new statement and have determined that it will not have a significant impact on the determination or reporting of our financial results.

6. In Note C. Inventory, we deleted the text:

The Company assembles finished goods for specific sale on approval contracts. At March 31, 2006, all finished goods had been deployed at multiple sites for three divisions of one customer and the Company was awaiting customer acceptance.

7. In Note F. Convertible Notes with Detachable Warrants, we added the following text in bold:

In the period January through December 2005, the Company entered into agreements to issue convertible notes with detachable warrants in the amount of $1,627,507. The convertible notes accrue simple interest at an annual rate of either 1.47% or 5.0% and convert any time between three and six months of the date of the agreement or upon the automatic conversion date, which ever comes first. The Company elected to allow certain investors to accelerate the conversions. The notes converted or are to be converted into approximately 30,244,538 shares. During 2005, we issued approximately 25,065,372 of these shares pursuant to conversions under these agreements. The detachable warrants issued during 2005 were valued under a Black-Scholes model and a debt discount of approximately $500,000 was recorded and added to paid in capital. During the three months ended March 31, 2006, the debt discount related to the value of the warrants and amortized to interest was approximately $30,450. In addition, a beneficial conversion value was recognized as additional debt discount and paid-in capital was added in the approximate amount of $910,000. For the three months ended March 31, 2006, the debt discount related to the beneficial conversion feature of the security and amortized to interest expense was approximately $52,400.

8. In Note K. Commitments and Contingencies in the Commitment section we added the text in bold:

On March 9, 2006, the Company entered into a contract with Robert B. Nelson appointing him Vice President, Worldwide Sales, for QoVox, Inc. Mr. Nelson’s compensation is comprised of a base salary with incentives for reaching specific gross sales and field trial goals; options to purchase 50,000 shares of the Company’s unregistered stock. The stock options to purchase 50,000 shares agreement has not been issued and no compensation was paid by March 31, 2006.

On March 13, 2006, the Company entered into a contract with Michael West appointing him Senior Vice President, National Accounts, for QoVox, Inc. Mr. West’s compensation is comprised of a base salary with incentives for reaching specific sales goals; a stock grant of 1,000,000 shares of the Company’s unregistered stock, with 500,000 shares due upon execution of Mr. West’s contract and 500,000 shares due upon the Company’s receipt of new revenue. The initial stock grant of 500,000 shares has not been issued and no compensation was paid by March 31, 2006.

9. Also in Note K. Commitments and Contingencies in the Contingencies section we added the following paragraph at the end of the section:

In some of its standard Stock Purchase Agreements, the Company granted purchasers stock registration rights including a 2% monthly penalty for delayed registration. As of March 31, 2006, the Company has not met some of the registration requirements. While the Company intends to proceed with registration, legal counsel has advised the Company that the penalty is against public policy and is not payable or enforceable.

10. In Note M. Net Loss per Common Share we updated the table with the corrected values in bold:

	For the three Months Ended March 31, 2005 (unaudited)	For the three Months Ended March 31, 2006 (unaudited)	Cumulative from Inception (January 13, 1999) to March 31, 2006 (unaudited)
Net Loss (numerator)	$ (1,170,481) $ (651,110)	$ (34,661,173)
Weighted Average Shares (denominator)	276,550,932 338,795,677	144,912,102
Basic and diluted net loss per common share	$ (0.00) $ (0.00)	$(0.24)

11. In Item 2. Plan of Operations in the subsection Liquidity and Capital Resources we changed the Warrant Expiration date for Mr. Martin J. Hennessey to 3/23/08.

12. Also in this section we added the following text following the table Subscription Agreements and Associated Warrants issued in the period January through March 31, 2006:

In some of its standard Stock Purchase Agreements, the Company granted purchasers stock registration rights including a 2% monthly penalty for delayed registration. As of March 31, 2006, the Company has not met some of the registration requirements. While the Company intends to proceed with registration, legal counsel has advised the Company that the penalty is against public policy and is not payable or enforceable.